Exhibit 4

Republika ng Pilipinas KAGAWARAN NG KATARUNGAN Department of Justice Manila

June 24, 2026

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

U.S.A.

Ladies and Gentlemen:

As Secretary of Justice of the Republic of the Philippines (the “Republic”), the undersigned had examined the Registration Statement (No. 333-286375) of the Republic (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 pursuant to which the Republic has offered and sold U.S.$550,000,000 4.625% Global Bonds due 2031 (the “2031 Bonds”), U.S.$1,650,000,000 5.325% Global Bonds due 2036 (the “2036 Bonds”) and U.S.$300,000,000 5.750% Global Bonds due 2051 (the “2051 Bonds”, together with the 2031 Bonds and 2036 Bonds, the “Securities”). The Securities have been issued in accordance with the provisions of a Fiscal Agency Agreement dated October 4, 1999, as amended by Supplement No. 1 to the fiscal agency agreement dated February 26, 2004, Supplement No. 2 to the fiscal agency agreement dated January 11, 2006 and Supplement No. 3 to the fiscal agency agreement dated February 1, 2018 (the “Fiscal Agency Agreement”) entered into between the Republic and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as Fiscal Agent.

In arriving at the opinion expressed below, I have reviewed (i) the Fiscal Agency Agreement; (ii) the form of the Securities; (iii) the Terms Agreement dated June 16, 2026 (the “Terms Agreement”) between the Republic and the underwriters set out in Schedule A of the Terms Agreement (the “Underwriters”); (iv) the Special Authority signed by the President of the Republic of the Philippines dated December 26, 2025; and (v) the approval-in-principle and final approval, dated October 30, 2025 and June 18, 2026, respectively, of the Monetary Board of Bangko Sentral ng Pilipinas. In addition, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such records of the Republic and such other instruments and other certificates of public officials, officers and representatives of the Republic and such other persons, and have made such investigations of law as I have deemed appropriate as a basis for the opinions expressed below.

As to the questions of fact material to my conclusions expressed herein, to the extent that I have not independently established the facts, I have relied upon the statements of fact contained in the documents I have examined and on certificates or representations of responsible officers and other representatives of the Republic and other parties to the relevant document. Nothing has come to my attention that leads me to believe that such certificates and representations are not accurate.

Based on the foregoing, I am of the opinion that the execution and delivery by the Republic of the Securities have been duly authorized by all necessary action of the Republic, and the Securities, when executed and authenticated in accordance with the provisions of the Fiscal Agency Agreement and delivered to and paid for by the Underwriters in accordance with the terms of the Terms Agreement, will constitute the valid, binding and enforceable obligations of the Republic.

The foregoing opinion is limited to the laws of the Republic of the Philippines.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 5 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2024 and to the use of my name under the caption “Legal Matters” in the prospectus supplement dated June 16, 2026.

In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933.

Very truly yours,

/s/ Atty. Fredderick A. Vida
Atty. FREDDERICK A. VIDA
Secretary

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